SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

October 15, 2004

MOBILEPRO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	002-97869-D	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 300
Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 15, 2004, we completed an acquisition of CloseCall America, Inc., a Stevensville, Maryland based provider of regional Competitive Local Exchange Carrier (CLEC), offering a full array of telecommunications products and services including local, long distance, 1.800CloseCall anytime/anywhere calling, digital wireless, high-speed telephone (voice over IP), and dial-up and DSL internet services. The aggregate merger consideration (“Merger Consideration”) consisted of (i) $8,000,000 in cash, (ii) 40,000,000 restricted shares of our common stock and (iii) warrants to purchase up to 3,500,000 shares of our common stock, of which 2,500,000 warrants have an exercise price of $0.30 per share and 1,000,000 warrants have an exercise price of $0.35 per share. The Merger Consideration was divided equally among the shareholders of CloseCall at the closing, subject to an escrow of $250,000 and 8 million shares to address any post-closing merger adjustments and potential indemnification claims, respectively. As a result of the acquisition, we acquired certain plant, equipment or other physical property that CloseCall used in its business and we intend to continue such use.

A copy of the press release announcing the completion of the acquisition is attached as an exhibit under Item 9.01(c) of this report.

Item 3.02  Unregistered Sales of Equity Securities.

The securities to be issued to the CloseCall shareholders will not be registered under the Securities Act. The issuance of the securities will be made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits Furnished

2.1	Agreement and Plan of Merger, dated as of August 31, 2004.
2.2	Amendment to Agreement and Plan of Merger, dated as of September 30, 2004.
10.1	Employment Agreement by and among Mobilepro Corp., CloseCall and Tom Mazerski.
10.2	Promissory Note issued by Mobilepro Corp. to Cornell Capital.
10.3	Security Agreement by and between Mobilepro Corp. and Cornell Capital.
99.1	Press Release, dated October 18, 2004.
    .

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Jay O. Wright
Jay O. Wright
President and Chief Executive Officer MOBILEPRO CORP

Date: October 19, 2004